UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 6, 2010

AFFYMAX, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33213	77-0579396
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

4001 Miranda Avenue
Palo Alto, California 94304
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 812 -8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

On October 6, 2010, we announced the decision of the arbitration panel in our binding arbitration with certain subsidiaries of Johnson & Johnson (“J&J”).  The decision maintained J&J’s sole inventorship and sole ownership of U.S. Patent No. 5,767,078 and certain related patents and patent applications ( “078 Patent and related foreign cases”). The arbitrators determined that we and J&J jointly own the remainder of the intellectual property in dispute.

We are continuing to review the arbitrators’ decision and consider potential courses of action with our counsel and Takeda.  While we believe the ‘078 Patent and related foreign cases do not encompass Hematide, J&J may now or in the future attempt to enforce its intellectual property rights based upon the ‘078 Patent and related foreign cases.  The arbitration decision did not address validity or infringement and we assert that Hematide does not infringe any of the claimed methods described in the ‘078 Patent and related foreign cases.  However, we expect that this could involve litigation or legal proceedings that may take years to resolve, and regardless of the ultimate outcome of the proceedings may make it more difficult to commercialize Hematide. In addition, if J&J is successful in asserting its rights under the ‘078 Patent and related foreign cases,  J&J may prevent us from manufacturing or commercializing Hematide, either for ourselves or with Takeda.  Such an outcome could result in liability for damages, attorneys’ fees and costs.  The risk or existence of litigation or legal proceedings with J&J may limit our ability to finance, and, even if such financing is available, to achieve terms that are favorable to us.

We have incurred significant expense in pursuing this matter to date, and we expect to continue to incur significant expenses in the future. In addition, the efforts of our technical, legal and management personnel have been and will continue to be diverted as a result of this dispute.

The press release is attached as Exhibit 99.1 and hereby incorporated by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits:

Exhibit No.	Description

99.1	Press Release entitled “Affymax® Announces Decision in Arbitration Against JNJ” dated October 6, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMAX, INC .

Dated: October 6, 2010	By:	Paul B. Cleveland
Paul B. Cleveland
Executive Vice President,
Corporate Development
and Chief Financial
Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release entitled “Affymax® Announces Decision in Arbitration Against JNJ” dated October 6, 2010.